                                                                      EXHIBIT 12

                          SANTA FE PACIFIC CORPORATION

             STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES

                          (IN MILLIONS, EXCEPT RATIO)

                             SIX MONTHS       YEAR ENDED DECEMBER 31,
                             ENDED JUNE --------------------------------------
                              30, 1993   1993   1992   1991    1990     1989
                             ---------- ------ ------ ------  -------  -------
Earnings:
  Income (loss) from
   continuing operations
   before income taxes......   $229.6   $354.1 $ 41.4 $ 99.1  $(380.6) $(512.8)
  Add distributions greater
   than income of
   unconsolidated
   subsidiaries.............     (2.6)     5.4    0.1   (5.1)    (8.4)    (8.8)
  Amortization of
   capitalized interest.....      0.8      1.6    1.4    1.3      1.1      1.0
  Fixed charges before
   interest capitalized (see
   below)...................     86.7    167.3  190.6  233.0    291.2    400.6
                               ------   ------ ------ ------  -------  -------
    Total Earnings..........   $314.5   $528.4 $233.5 $328.3  $ (96.7) $(120.0)
                               ======   ====== ====== ======  =======  =======
Fixed Charges:
  Interest expense including
   amortization of debt
   discount.................   $ 69.6   $133.4 $164.5 $208.9  $ 269.6  $ 381.2
  Portion of rentals
   representing an interest
   factor...................     17.1     33.9   26.1   24.1     21.6     19.4
                               ------   ------ ------ ------  -------  -------
  Fixed charges before
   interest capitalized.....     86.7    167.3  190.6  233.0    291.2    400.6
  Interest capitalized......      2.9      8.2    3.6    3.9      7.7      3.9
                               ------   ------ ------ ------  -------  -------
    Total Fixed Charges.....   $ 89.6   $175.5 $194.2 $236.9  $ 298.9  $ 404.5
                               ======   ====== ====== ======  =======  =======
Ratio of earnings to fixed
 charges....................      3.5      3.0    1.2    1.4      --       --
Deficiency in earnings to
 cover fixed charges (in
 millions)(1)...............      --       --     --     --   $ 395.6  $ 524.5

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 (1)  Earnings in the first six months 1993 and the full year 1993 include a
      $145.4 million gain on the sale of rail lines in southern California. Excluding this gain, the ratios would have been 1.9 and 2.2, respectively. Earnings in 1992 include a $320.4 million Santa Fe Railway special charge and a $204.9 million gain on the sale of rail lines in southern California. Excluding these items, the ratio would have been
      1.8. Earnings in 1990 include a $342.1 million charge for an unfavorable litigation settlement. Excluding this charge SFP was unable to fully cover fixed charges by $53.5 million. Earnings in 1989 include a $441.8 million Santa Fe Railway special charge. Excluding this charge, SFP was unable to fully cover fixed charges by $82.7 million.